Exhibit 99.1

Bellicum Pharmaceuticals Provides Operational Update and Reports Financial Results

for Fourth Quarter and Year Ended December 31, 2014

Management to host webcast and conference call today at 5 p.m. Eastern

HOUSTON, TX – March 11, 2015– Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies, today reported financial results for the fourth quarter and full year ended December 31, 2014, and provided an update on the Company’s recent progress.

“In 2014 Bellicum achieved significant milestones, including private and public financings, the expansion of our lead, global clinical program, and important additions to our leadership team and board,” said Tom Farrell, Bellicum’s President and Chief Executive Officer. “High investor interest in Bellicum was evidenced by the more than $250 million raised in a crossover financing and in our initial public offering (IPO) in the second half of 2014. We launched a key cell therapy program, BPX-501 in the hematopoietic stem cell transplant (HSCT) setting in the U.S. and Europe, that utilizes our powerful cellular control switch and exemplifies our global product development strategy. Finally, our discovery teams developed new ways to incorporate control over cells with our switch technology—including the ability to eliminate, reduce or activate cells— advancements designed to provide greater levels of efficacy and safety with CAR-T and TCR product candidates.”

Added Mr. Farrell, “Looking forward, we expect to expand our BPX-501 program with additional Phase 1/2 clinical trials in different transplant settings, and disclose initial top-line data from ongoing studies by year-end. We also anticipate advancing our first TCR product candidate, BPX-701, into the clinic by the end of 2015.”

Program Updates:

•	Completed enrollment of the initial phase of a Phase 1/2 clinical trial of BPX-501 in the HSCT setting: The Phase 1 cohorts of this trial enrolled an equal number of patients with blood cancers and non-malignant genetic diseases such as Fanconi’s syndrome or severe combined immunodeficiency (SCID). This open label dose escalation study in pediatric patients is evaluating whether genetically engineered BPX-501 T cells from haplo-identical donors administered following a T-depleted HSCT are safe and can enhance immune reconstitution. BPX-501 contains the CaspaCIDe® safety switch, giving doctors the ability to eliminate the T cells should they cause Graft-versus-host disease.

•	Advanced our CAR-T and TCR cell therapy programs: Bellicum continued to advance its pipeline of next-generation CAR-T and TCR controllable cell therapies with a TCR product candidate expected to enter a Phase 1/2 clinical trial by the end of 2015. BPX-701, a TCR-based therapy that incorporates the CaspaCIDe® safety switch, is initially being developed to treat PRAME-expressing sarcomas and neuroblastomas.

•	Began enrolling the third patient cohort of the Phase 1 clinical trial of BPX-201: BPX-201 is a dendritic cell vaccine using DeCIDe® technology for patients with metastatic castrate-resistant prostate cancer. Bellicum is currently preparing for further development of BPX-201 in combination with a checkpoint inhibitor.

•	Presentation at the 2014 ASH meeting: Bellicum presented a poster with information demonstrating preclinical proof of principle that inducible MyD88/CD40 allows rimiducid-mediated co-stimulation to control activation and proliferation of CAR-T cells.

•	Rimiducid recognized as first in new drug class: The World Health Organization’s (WHO) International Nonproprietary Name (INN) Expert Group has published the recommended nonproprietary name “rimiducid” for the small molecule drug previously known as AP1903, establishing it as the first of a new drug class assigned the unique suffix “-ducid.” Rimiducid is the lead small molecule activator for Bellicum’s platform of Chemical Induction of Dimerization (CID)-controllable molecular switches.

Corporate Developments:

•	Raised over $250 million since August 2014: The Company successfully completed its IPO in December 2014, raising gross proceeds of $160.6 million before underwriting discounts, commissions and expenses, and inclusive of the full exercise of the underwriters’ over-allotment option. In August 2014, the Company raised $55.0 million in gross proceeds in a private placement of Series C convertible preferred stock, with an additional $39.1 million raised upon exercise of warrants in conjunction with the IPO.

•	Strengthened board of directors, executive team: In late 2014, Bellicum added Reid Huber, Ph.D., Executive Vice President and Chief Scientific Officer at Incyte Corporation, and Jon P. Stonehouse, President and CEO of BioCryst Pharmaceuticals, to its board of directors. The Company also made two senior management appointments. Alan Musso, most recently CFO and Treasurer at Targacept, joined Bellicum in the role of Chief Financial Officer and Treasurer, and Peter Hoang, a former investment banker and most recently head of new venture formation and development at the University of Texas M.D. Anderson Cancer Center, joined as Senior Vice President, Business Development and Strategy.

•	Restructured license agreement with ARIAD Pharmaceuticals: In the fourth quarter of 2014, Bellicum paid ARIAD $50 million in return for a fully paid-up license to its cell-signaling technology and a return by ARIAD of its equity stake of 677,463 shares of Bellicum common stock. The scope of the license and the field of use were also expanded, giving Bellicum a worldwide exclusive license to ARIAD’s cell-signaling technology for broad use in human cell therapies for all diseases on a royalty-free and milestone-free basis.

Anticipated 2015 Program Milestones:

•	BPX-501: Expect to disclose initial top-line data from ongoing studies in HSCT setting by year-end.

•	BPX-201: Expect to initiate Phase 1/2 trial of checkpoint inhibitor combination in metastatic castrate-resistant prostate cancer by end of 2015.

•	BPX-701: Expect to initiate Phase 1/2 trial of CaspaCIDe® TCR product candidate for the treatment of PRAME-expressing sarcomas and neuroblastomas by year-end.

•	BPX-401 and BPX-601, respectively: Continue preclinical work for advancing our next-generation CAR-T product candidate for hematological cancers expressing the CD19 antigen into human clinical trials in the first half of 2016, and Bellicum’s GoCAR-T product candidate in solid tumors expressing PSCA in the second half of 2016.

Fourth Quarter and Full Year 2014 Financial Results:

•	Cash Position and Guidance: Bellicum ended the year on December 31, 2014 with cash and cash equivalents totaling $191.6 million, compared to $11.2 million at December 31, 2013. The increased cash balance reflects the net proceeds of approximately $244 million received from its IPO, sales of preferred stock and exercise of warrants during 2014, offset primarily by $50 million that was paid to ARIAD to restructure Bellicum’s license agreement and net cash used for Company operations. Based on current operating plans, Bellicum expects to have approximately $140 million in cash, cash equivalents and investments as of December 31, 2015, and that current cash resources will be sufficient to meet its operating requirements through at least the first half of 2017.

•	R&D Expenses: Research and development expenses in the fourth quarter of 2014 were $3.9 million and $11.0 million for the year ended December 31, 2014, compared to $2.5 million and $7.0 million during the comparable periods in 2013. The higher expenses in the 2014 periods were primarily due to increases in manufacturing and clinical trial expenses.

•	G&A Expenses: General and administrative expenses in the fourth quarter of 2014 were $2.2 million and $5.4 million for the year ended December 31, 2014, compared to $0.8 million and $2.8 million during the comparable periods in 2013. The increased G&A expenses were due to the growth of the organization and establishing infrastructure to facilitate the needs of a public company and meet its business objectives.

•	Net Loss: Bellicum reported a net loss of $74.3 million for the fourth quarter of 2014 and $84.0 million for the year ended December 31, 2014, compared to a net loss of $2.5 million and $8.0 million for the comparable periods in 2013. The higher net loss amounts for the 2014 periods were due primarily to a charge of $43.2 million incurred in the fourth quarter of 2014 in conjunction with the ARIAD license restructure transaction and a non-cash accounting charge of $24.4 million recorded for the change in fair value of warrants that were exercised in conjunction with Bellicum’s December IPO, of which $23.2 million was a fourth quarter expense.

•	Shares Outstanding: At December 31, 2014, Bellicum had 26,372,592 shares of common stock outstanding.

Conference Call and Webcast:

Bellicum management will host a webcast and conference call at 5:00 p.m. Eastern today to discuss the financial results. To access the call, participants should dial (855) 779-9069 (U.S. domestic) and (631) 485-4863 (international) at least 10 minutes prior to the start of the call, using passcode Conference ID number 99661994. The event will be webcast live and can also be accessed in the Investor and Media section of bellicum.com. An archived version of the webcast will also be available for replay in the Investor and Media section of our website for at least two weeks following the call.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for various forms of cancer, including hematological cancers and solid tumors, as well as orphan inherited blood disorders. The Company is using its proprietary Chemical Induction of Dimerization, or CID, technology platform to engineer and control components of the immune system in real time. The Company is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation, or HSCT, CAR T cell therapy, and dendritic cell vaccines.

*CaspaCIDe® and DeCIDe® are trademarks registered with the U.S. Patent and Trademark Office.

Forward-Looking Statement

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of our clinical trials and of our research and development activities and expenses relating to BPX-501, BPX-401, BPX-601, BPX-701 and BPX-201 and our expectations regarding our cash resources. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our registration statement on Form S-1 and the related prospectus filed on December 17, 2014. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

BELLICUM PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	December 31,
	2014	2013
Cash and cash equivalents	$191,602	$11,168
Receivables and other current assets	1,620	1,000
Property and equipment, net	2,427	2,290
Other assets, net	145	484

Total assets	$195,794	$14,942

Current Liabilities:
Accounts payable and other accrued liabilities	$3,371	$1,685
Other current liabilities	265	120
Current portion of line of credit	—	400

Long-term Liabilities:
Other liabilities, net of current portion	522	563
Line of credit, net of current portion	—	400
Preferred stock	—	39,926

Total Stockholder’s equity (deficit)	191,636	(28,152)

Total liabilities and stockholder’s equity (deficit)	$195,794	$14,942

BELLICUM PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Grant Revenues	$15	$819	$1,780	$1,941

Operating Expenses:
Research and development	3,930	2,485	11,008	7,050
ARIAD license restructuring	43,212	—	43,212	—
General and administrative	2,263	816	5,398	2,813

Total operating expenses	49,405	3,301	59,618	9,863

Operating loss	(49,390)	(2,482)	(57,838)	(7,922)

Change in fair value of warrant liability	(23,174)	—	(24,371)	—
Interest expense, net	(1,734)	(11)	(1,756)	(47)

Net Loss	$(74,298)	$(2,493)	$(83,965)	$(7,969)

Preferred stock dividends	—	(399)	(1,432)	(1,093)

Net loss attributable to common shareholders	$(74,298)	$(2,892)	$(85,397)	$(9,062)

Net loss per share attributable to common shareholders—basic and diluted	$(18.99)	$(1.68)	$(34.04)	$(5.25)

Weighted average common shares outstanding, basic and diluted	3,912,352	1,725,992	2,508,960	1,725,992

CONTACTS

Investors:

Alan Musso, CFO

Bellicum Pharmaceuticals

832-384-1116

amusso@bellicum.com

or

Media:

Brad Miles

BMC Communications

646-513-3125

bmiles@bmccommunications.com